Exhibit 99.1

GUESS?, INC.                                                          NEWS RELEASE

For Immediate Release	Contact:	Carlos Alberini
President & Chief Operating Officer
(213) 765-3582
Joseph Teklits
ICR
(203) 682-8258

GUESS?, INC. NAMES NEW CFO

LOS ANGELES, CA, June 14, 2006—Guess?, Inc. (NYSE:GES) today announced that Dennis R. Secor will be joining the Company as its Senior Vice President and Chief Financial Officer effective July 5, 2006. Mr. Secor, 43, will be responsible for all corporate financial operations, reporting, banking and investor relations.

Mr. Secor will be joining the Company from Electronic Arts Inc., where he has served since 2004 as Vice President and Chief Financial Officer of its Canadian division, which is also its largest development division. Prior to joining Electronic Arts, he spent three years at Callaway Golf Company, where he served as Controller and ultimately as Senior Vice President, Finance, and five years at Polaroid Corporation, where he served in a variety of positions in the U.S., England, Russia and Scotland, ultimately serving as European Financial Controller. He began his career at Arthur Andersen & Co. where he spent five years. Mr. Secor received a bachelor’s degree in accounting from the University of San Diego and is a certified public accountant.

Maurice Marciano, Co-Chairman and Co-CEO, commented, “We are very pleased to have Dennis join our team. He brings a strong technical, control and finance background and his broad international experience will certainly be beneficial to Guess as we continue to expand our global presence.”

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, accessories and related consumer products. At May 27, 2006 the Company owned and operated 319 retail stores in the United States and Canada. The Company also distributes its products through better department and specialty stores around the world. For more information about the Company, please visit www.guess.com.

Except for historical information contained herein, certain matters discussed in this press release, including statements concerning Mr. Secor’s expected start of employment as Chief Financial Officer of the Company and his expected impact to the Company, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ materially from current expectations include, among other things, our ability to anticipate consumer preferences, effectively operate our retail stores, effectively manage inventories and successfully execute our strategies, including our supply chain and international growth strategies; Mr. Secor beginning his employment as anticipated; general economic conditions and consumer confidence. In addition to these factors, the economic and other factors identified in the

Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations.